UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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LIME ENERGY CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1280 Landmeier Road
Elk Grove Village, Illinois 60007
April 27, 2007
Dear Fellow Stockholder:
On behalf of the Board of Directors, I cordially invite you to attend the 2007 Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Wednesday, June 6, 2007 at the Holiday Inn Hotel, 1000 Busse Road, Elk Grove Village, Illinois 60007. The formal notice of the Annual Meeting appears on the following page.
The attached Notice of Annual Meeting and Proxy Statement contain detailed information about the matters that we expect to act upon at the Annual Meeting.
Please sign, date and specify your choices on the enclosed proxy card and promptly return it in the enclosed business reply envelope. This will help insure that your shares are represented at the Annual Meeting, whether or not you plan to attend the Annual Meeting. If you attend the meeting, you may revoke your proxy and personally cast your vote.
We look forward to seeing you at the Annual Meeting and urge you to return your proxy card as soon as possible.

Sincerely,
/s/ David R. Asplund
Lime Energy Co.
David R. Asplund Chief Executive Officer

LIME ENERGY CO.
1280 Landmeier Road
Elk Grove Village, Illinois 60007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 6, 2007

To the Stockholders of
LIME ENERGY CO.:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lime Energy Co. will be held at the Holiday Inn Hotel, 1000 Busse Road, Elk Grove Village, Illinois 60007 at 9:00 a.m. local time, on Wednesday, June 6, 2007, for the following purposes:
1.	To elect eight directors to our Board of Directors; and

2.	To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year 2007.
     Stockholders will also transact such other business as may properly come before the Annual Meeting or any adjournment thereof. As of the date of this notice, our Board of Directors knows of no other proposals or matters to be presented.
     The foregoing items of business are more fully described in the proxy statement accompanying this notice. This proxy statement is accompanied by a copy of the annual report to stockholders. The Board of Directors has fixed the close of business on April 23, 2007 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.
     The Board of Directors encourages you to complete, sign and date the enclosed proxy card and promptly return it in the enclosed postage prepaid envelope, regardless of whether you plan to attend the Annual Meeting.

By Order of the Board of Directors,
/s/ Richard Kiphart
Richard Kiphart
Chairman of the Board of Directors

Elk Grove Village, Illinois
April 27, 2007

LIME ENERGY CO.
1280 Landmeier Road
Elk Grove Village, Illinois 60007

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To be held Wednesday, June 6, 2007

General Information
     This proxy statement and the enclosed proxy card are being furnished to our stockholders in connection with the solicitation of proxies by the Board of Directors of Lime Energy Co., a Delaware corporation, for use at our Annual Meeting of Stockholders to be held at the Holiday Inn Hotel, 1000 Busse Road, Elk Grove Village, Illinois 60007 at 9:00 a.m. local time, on Wednesday, June 6, 2007, and any adjournments thereof. This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about April 27, 2006.
     We use the terms “Lime Energy,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to Lime Energy Co. and its consolidated subsidiaries, unless the context otherwise requires.
Solicitation
     The cost of this proxy solicitation will be borne by Lime Energy. We may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at our expense. Those banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by us for their reasonable out-of-pocket expenses of solicitation. We do not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expended for a proxy solicitation for an election of directors in the absence of a contest. In addition to soliciting proxies by mail, we and our directors, officers and regular employees may also solicit proxies personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services.
Record Date and Outstanding Shares
     Our Board of Directors fixed the close of business on April 23, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the close of business on the record date, we had 50,566,468 shares of common stock with voting rights as to certain matters outstanding. Each outstanding share of common stock on such date is entitled to one vote on each matter to be voted on at the Annual Meeting.
Required Vote
     The affirmative vote of a majority of the shares of common stock voted in person or by proxy at the Annual Meeting is required to elect the nominees to the Board of Directors and ratify the appointment of our independent auditors. Stockholders will not be allowed to cumulate their votes in the election of directors.

Quorum; Abstentions and Broker Non-Votes
     The required quorum for transaction of business at the Annual Meeting will be a majority of the total votes of the shares of common stock issued and outstanding as of the record date. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will be taken into account in determining whether or not a quorum is present. Abstentions and broker non-votes, which occur when a broker has not received customer instructions and indicates that it does not have the discretionary authority to vote on a particular matter on the proxy card, will be included in determining the presence of a quorum at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the vote for the election of directors.
Voting of Proxies; Revocability of Proxies
     Our Board of Directors selected Jeffrey R. Mistarz and Leonard Pisano, the persons named as proxies on the proxy card accompanying this proxy statement, to serve as proxies. Mr. Mistarz is our executive vice president, chief financial officer, treasurer and corporate secretary, and Mr. Pisano is our executive vice president of business development and the president of Maximum Performance Group, Inc., one of our subsidiaries. The shares of common stock represented by each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, the proxy will be voted in accordance with the recommendations of the Board of Directors contained in this proxy statement. Members of our management intend to vote their shares in favor of each of the proposals.
     All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.
     You can revoke a proxy you have given at any time before the shares it represents are voted by giving our secretary either (1) an instrument revoking the proxy or (2) a duly executed proxy bearing a later date. Additionally, you may change or revoke a previously executed proxy by voting in person at the Annual Meeting. However, your attendance at the Annual Meeting will not, by itself, revoke your proxy.
Dissenter’s Right of Appraisal
     There is no proposal or matter that will be acted upon in the meeting that would grant dissenting stockholders the right of appraisal.
Annual Report to Stockholders
     We are simultaneously furnishing to you with this proxy statement our Annual Report to Stockholders for the fiscal year ended December 31, 2006, which contains financial and other information pertaining to us.
Multiple Shareholders Sharing the Same Address
     Owners of common stock who hold their shares in a brokerage account may receive a notice from their broker stating that only one proxy statement will be delivered to multiple security holders sharing an address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate proxy statement, he or she may contact our Corporate Secretary at Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410 or by telephone at 847-437-1666.

PROPOSAL 1
ELECTION OF DIRECTORS
     At the Annual Meeting, eight nominees to the Board of Directors will be elected to hold office for a one year term ending at our 2008 Annual Meeting of stockholders or until their respective successors are duly elected and qualified. All nominees listed below are currently members of our Board of Directors and have consented to being named in this proxy statement and to serve as directors, if elected. If, at the time of the Annual Meeting, any nominee becomes unavailable or declines to serve as a director for any reason, the persons named in the proxy will vote for the substitute nominee(s) as the Board of Directors recommends, or vote to allow the vacancy created by the nominee who is unable or declines to serve to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or decline to serve if elected to office.
Nominees for Director
     The following table presents the names of the director nominees as well as certain information about them. Proxies cannot be voted for a greater number of persons than the number of nominees named.

			Served as
Name	Age	Position Held with the Company	Director Since

David R. Asplund	49	Chief Executive Officer and Director	2002
Gregory T. Barnum	52	Director (1)(2)	2006
William R. Carey, Jr.	59	Director (1)(3)	2006
Joseph F. Desmond	43	Director	2007
Richard P. Kiphart	65	Chairman of the Board of Directors and Director (2)(3)	2006
Daniel W. Parke	51	Director; President and Chief Operating Officer; President of Parke Industries, LLC	2005
Gerald A. Pientka	51	Director (3)	2000
David W. Valentine	37	Director (1)(2)	2004

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Governance and Nominating Committee.
Nominees for Election
     David R. Asplund has been one of our directors since June 2002 and has been our chief executive officer since January 2006. Mr. Asplund has a degree in mechanical engineering from the University of Minnesota. Prior to becoming our CEO, Mr. Asplund was president of Delano Group Securities, LLC, an investment banking firm in Chicago, Illinois, which he founded in 1999. Mr. Asplund also serves on the board of Agenet, Inc.
     Gregory T. Barnum has been one of our directors since March 2006. Mr. Barnum is currently the vice president of finance and chief financial officer of Datalink Corporation, an information storage architect. Prior to joining Datalink in March 2006, Mr. Barnum was the vice president of finance, chief financial officer and corporate secretary of Computer Network Technology Corporation. From September 1992 to July 1997, Mr. Barnum served as senior vice president of finance and administration, chief financial officer and corporate secretary at Tricord Systems, Inc., a manufacturer of enterprise servers. From May 1988 to September 1992, Mr. Barnum served as the executive vice president, finance, chief financial officer, treasurer and corporate secretary for Cray Computer Corporation, a development stage company engaged in the design of supercomputers. Prior to that time, Mr. Barnum served in various accounting and financial management capacities for Cray Research, Inc., a manufacturer of supercomputers. Mr. Barnum also serves on the board of Wireless Ronin Technologies, Inc. Mr. Barnum is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

     William R. (“Max”) Carey, Jr. has been one of our directors since March 2006. Mr. Carey is the chairman of the CRD Companies: CRD, CRD Capital, and CRD Analytics, which he founded in 1981. He is also a managing director of Entrepreneur Equity Corporation, an insurance broker that creates specialty products for middle market companies. Mr. Carey also serves on the boards of Outback Steakhouse Inc., Kforce, Inc., Crosswalk.com and J.B. Hanauer & Co., and is a founding board member of Crosswalk.com.
     Joseph F. Desmond has been one of our directors since January 2007. Mr. Desmond is the Senior Vice President, External Affairs for NorthernStar Natural Gas, a developer of liquefied natural gas import terminals. From May 2005 until November 2006, Mr. Desmond served as the Chairman of the California Energy Commission. From May 2006 to November 2006 Mr. Desmond also served as the Under Secretary for Energy Affairs in the California Resources Agency. Prior to his public service for the State of California, Mr. Desmond served as President and Chief Executive Officer of Infotility, Inc., an energy consulting and software development firm based in Boulder, Colorado. From 1997 to 2000, Mr. Desmond was President and Chief Executive Officer of Electronic Lighting, Inc., a manufacturer of controllable lighting systems, and from 1991 to 1997 he was with Parke Industries, where he served as vice president.
     Richard P. Kiphart has been one of our directors since January 2006, when he also became chairman of our board of directors. Mr. Kiphart is the head of the Corporate Finance Department and a Principal of William Blair & Company Investment firm. In addition, Mr. Kiphart currently serves as a member of the board of directors of First Data Corp., and previously served on the Concord EFS board of directors from 1997 until 2004 and was chairman of the Concord board of directors from February 2003 until March 2004. Mr. Kiphart is also currently a director of SAFLINK Corporation, Advanced Biotherapy, Inc. and Nature Vision, Inc. In addition he is the former chairman of the Merit Music School, is the president and chief executive officer of the Lyric Opera of Chicago, and the vice chairman of the Erikson Institute. He also serves on the board of DATA (Debt AIDS Trade Africa). Mr. Kiphart is the father in-law of David Valentine, one of our directors.
     Daniel W. Parke has served as one of our directors since October 2005 and has been our president and chief operating officer since we acquired Parke P.A.N.D.A. Corporation, which he owned and served as its president from its founding in 2001. In addition to serving as our president and chief operating officer, Mr. Parke continues to serve as the president of Parke, which is now named Parke Industries LLC. Mr. Parke was previously a founder of Parke Industries, Inc., an energy solutions provider which was acquired in February 1998 by Strategic Resource Solutions, an unregulated subsidiary of Carolina Power & Light.
     Gerald A. Pientka has been one of our directors since May 2000. Mr. Pientka is currently, and has been since February 2006, the executive vice president of development for First Industrial Realty Trust, Inc. From September 2003 to February 2006, he was the founder and principal of Verus Partners, a real estate development company located in Chicago, Illinois. From May 1999 through March 2003, Mr. Pientka was president of Higgins Development Partners, LLC (the successor to Walsh, Higgins & Company), a national real estate development company controlled by the Pritzker family interests. From May 1992 until May 1999, Mr. Pientka served as president of Walsh, Higgins & Company. Until January 2007, Mr. Pientka was a member of Leaf Mountain Company, LLC. Mr. Pientka is also board president of Christopher House, a Chicago-based social services agency.
     David W. Valentine has been one of our directors since May 2004. David Valentine has been president and managing partner of Broadreach Financial Group LLC, a financial advisory firm, and managing partner of the Broadreach Steward Fund LLC, a private equity fund, since May 2006. Previously, Mr. Valentine was a portfolio manager at Magnetar Capital LLC, a multi-billion dollar hedge fund based in Evanston, Illinois. Mr. Valentine serves on the boards of Ambiron Trustwave LLC, Advanced Biotherapy Inc., Inovomed, Inc., and Friends of the Global Fight against AIDS, Malaria and Tuberculosis. Mr. Valentine is the son-in-law of Richard Kiphart, our chairman.

The Board of Directors recommends that the stockholders vote
“FOR”
the election of all of the director nominees.

Director Attendance
     During the fiscal year ended December 31, 2006, the Board of Directors held nine formal meetings. In addition, there were five meetings of the Audit Committee, two meetings of the Compensation Committee and two meetings of our Governance and Nominating Committee. During 2006, all members of the Board of Directors, attended at least 75% of the total of all board meetings and applicable committee meetings, except for Mr. Pientka who attended 67% of our Board meetings. We encourage our Board members to attend our Annual Meeting, but we do not have a formal policy requiring attendance. All of our Board members attended last year’s Annual Meeting.
Independent Directors
     Of the eight directors currently serving on the Board, all of whom are director nominees in the proxy statement, the Board has determined that each of Messrs. Barnum, Carey, Desmond, Kiphart, Pientka and Valentine are independent as defined in Section 121(A) of the American Stock Exchange listing standards. Although a company owned by Mr. Carey provided services to us during 2006, the Board determined that the fees paid to this company were insufficient to cause Mr. Carey to lose his independence. Messrs. Asplund and Parke are not considered independent because they also serve as executive officers of Lime Energy.
COMPENSATION OF DIRECTORS
     Effective April 1, 2000, we adopted a stock option plan for all non-employee directors that is separate and distinct from the 2001 Stock Incentive Plan. The plan was amended on July 11, 2006 to provide that eligible directors receive an initial option grant upon being appointed to our Board of Directors to purchase 100,000 shares of our common stock, and a grant of options to purchase an additional 50,000 shares on the first day of January beginning on the second January following the date the director became an eligible director. These options have an exercise price equal to the closing price of our common stock on the grant date and a term of ten years. The initial options vest on first day of January following the initial grant date or six months following the initial grant date, whichever is later, if the individual is still a director on the vesting date. All future grants vest in two equal amounts, one amount on the grant date and the balance on the anniversary of the grant date, if the individual is still a member of the Board of Directors on such anniversary date.
     We granted options to purchase 520,001 shares under the directors’ stock option plan during 2006, and options to purchase 605,559 shares were outstanding under this plan as of December 31, 2006.
     Directors who are also our employees receive no additional compensation for their services as directors.

DIRECTOR COMPENSATION TABLE
     The following table provides compensation information for the year ended December 31, 2006 for each member of our Board of Directors.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension
					Value and
	Fees Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($) (1)(2)	($)	Earnings	($)	($)

David R. Asplund (3)	—	—	—	—	—	—	—
Gregory T. Barnum	—	—	103,097	—	—	—	103,097
William R. Carey, Jr.	—	—	103,097	—	—	62,500 (4)	165,597
Joseph F. Desmond (5)	—	—	—	—	—	—	—
Richard P. Kiphart	—	—	98,857	—	—	—	98,857
Daniel W. Parke (6)	—	—	—	—	—	—	—
Gerald A. Pientka	—	—	85,501	—	—	—	85,501
David W. Valentine	—	—	85,127	—	—	—	85,127
(1)	Amounts represent the compensation cost recognized during 2006 of stock awards granted in and prior to 2006 based on the grant date fair value recognized over the requisite service period in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R). The value weighted-average significant assumptions used to determine the grant date fair value are as follows:

Significant Assumption
(value weighted-average)	2006	2005	2004

Risk-free rate	5.02%	2.27%	1.04%
Dividend yield	—	—	—
Expected volatility	90%	65%	72%
Expected life (years)	5.6	9.1	9.1
(2)	The following options were granted to directors during 2006:

	Options Awarded	Grant Date Fair Value

Gregory T. Barnum	105,000	$114,548
William R. Carey, Jr.	105,000	$114,548
Richard P. Kiphart	105,000	$106,481
Gerald A. Pientka	101,667	$83,218
David W. Valentine	103,334	$85,796
(3)	See “2006 Summary Compensation Table” for disclosure related to David R. Asplund who is also our Chief Executive Officer.

(4)	We retained Corporate Resource Development, a company owned by Mr. Carey, on two occasions during 2006 to provide sales training and sales and marketing consulting services. In exchange for these services, we paid Corporate Resource Development $62,500.
(5)	Mr. Desmond joined our Board of Directors in January 2007.
(6)	See “2006 Summary Compensation Table” for disclosure related to Daniel W. Parke, who is also our President and Chief Operating Officer and the President of Parke Industries, LLC, one of our subsidiaries.
Compensation Committee Interlocks and Insider Participation
     No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.
Committees of the Board of Directors
     The Board of Directors has an Audit Committee, Compensation Committee and a Governance and Nominating Committee.
     The Audit Committee, which is composed entirely of non-employee, independent directors, held five meetings during 2006. Each of the members of the Audit Committee attended all of the meetings of the Committee held in 2006. The Audit Committee meets periodically and separately in executive sessions with management and the independent auditors to review the activities of each. The Audit Committee possesses and may exercise the powers of the Board of Directors relating to our accounting, auditing, and financial reporting matters, except when such powers are by statute or the Certificate of Incorporation or Bylaws reserved to the full Board or delegated to another committee of the Board. The Audit Committee reports regularly to the full Board on these matters. The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent auditors. Among other duties, the Audit Committee:
•	recommends the independent auditors to the Board;

•	pre-approves all audit and non-audit services provided to us by the independent auditors;

•	monitors the independence of the independent auditors;

•	reviews and approves:
-	the scope and timing of work to be performed by the independent auditors

-	compensation to be paid to the independent auditors

-	financial accounting and reporting principles used by the Company

-	results of the audit and the report of the independent auditors

-	transactions involving the Company and our officers, directors, affiliates and significant stockholders
•	discusses our annual audited financial statements and quarterly financial statements with management and the independent auditors;

•	considers allegations made, if any, of possible financial fraud or other financial improprieties;

•	prepares an Audit Committee report as required by the SEC to be in this proxy statement; and

•	reviews and reassesses the adequacy of the Audit Committee charter at least annually.

     The Audit Committee’s current members are directors Greg Barnum (Committee Chairman), William Carey and David Valentine. Our Board of Directors has determined that Mr. Barnum qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K. The Board also believes that Messrs. Barnum, Carey and Valentine are “independent” as defined by Section 121(A) of The American Stock Exchange listing standards and the more stringent requirements of Section 121(B)(2) of these standards.. The Board of Directors adopted an Audit Committee Charter effective April 19, 2000, which was amended effective January 31, 2001 to combine the Conflicts Committee with the Audit Committee. A copy of the Audit Committee’s charter is available on our website (www.lime-energy.com) under the heading “Investor Relations” and subheading “Corporate Governance.”
     The Compensation Committee, which is composed of three independent directors—David Valentine (Committee Chairman), Greg Barnum and Richard Kiphart, was formed in 2001 upon the Board of Directors’ adoption of a Compensation Committee charter. The Compensation Committee held two meeting during 2006, each of which was attended by all members. A copy of the Compensation Committee’s charter is available on our website (www.lime-energy.com) under the heading “Investor Relations” and subheading “Corporate Governance.” The Compensation Committee’s responsibilities are to:
•	review and recommend to the Board of Directors the annual salary, bonus, stock options and other benefits of our senior executives;

•	review executive compensation programs and the administration thereof;

•	plan for executive development and succession;

•	review expense accounts and fringe benefits of executive management;

•	administer our stock option and stock incentive programs; and

•	review and recommend to the Board of Directors the compensation of members of the Board of Directors.
     The Governance and Nominating Committee, which is composed of three independent directors—William Carey (Committee Chairman), Richard Kiphart, and Gerald Pientka, was formed in 2004 upon the Board of Directors’ adoption of a Governance and Nominating Committee Charter. A copy of the Governance and Nominating Committee’s charter is available on our website (www.lime-energy.com) under the heading “Investor Relations” and subheading “Corporate Governance.” The Board believes that Messrs. Carey, Kiphart and Pientka are independent directors as defined by Section 121(A) of The American Stock Exchange listing standards. Prior to the establishment of the Governance and Nominating Committee, the recruitment and selection of candidates for Board of Directors was handled by the Compensation Committee. The Governance and Nominating Committee held two meetings in 2006, each of which was attended by all members. The Governance and Nominating Committee’s responsibilities are to:
•	develop and recommend to the Board of Directors policies and processes designed to provide for effective and efficient governance;

•	plan Board education activities, including new member orientation;

•	evaluate the size and composition of the Board of Directors, develop criteria for membership on the Board of Directors, and evaluate the independence of existing and prospective directors, and make recommendations to the Board concerning such matters;

•	seek and evaluate qualified individuals to become directors;

•	evaluate the nature, structure and composition of other committees of the Board of Directors and make recommendations to the Board concerning such matters; and

•	assess the performance of the Board of Directors.

Selection of Board Nominees
     Our Governance and Nominating Committee is responsible for identifying and evaluating Board candidates using one or more informal processes deemed appropriate for the circumstances. All of our directors and executive officers play a significant role in bringing potential candidates to the attention of the Committee. Last year, Mr. Parke recommended Mr. Joseph Desmond to the Committee. Mr. Desmond became a member of the Board on January 26, 2007. A determination of whether to pursue discussions with a particular individual will be made after discussion by the Committee and may be preceded by formal or informal discussions involving one or all of the other Board members. Information considered by the Committee may include information provided by the candidate, the chief executive officer and one or more Committee or Board members. The Committee seeks candidates whose qualifications, experience and independence complement those of existing Board members. Board candidates are expected to possess high personal and professional ethics, integrity and values, and relevant business experience and to be committed to representing the long-term interests of all stockholders. They are also expected to have an inquisitive and objective perspective, practical wisdom and good judgment.
     Once appropriate candidates have been identified, the Committee will recommend nominations to our Board. Our Governance and Nominating Committee has not adopted a policy or procedure for the consideration of director candidates recommended by stockholders. Our Board does not recall an instance in which a stockholder (other than a stockholder serving as an officer or director) has recommended a director candidate; however, the Governance and Nominations Committee will consider all timely stockholder recommendations. For the 2008 Annual Meeting of Stockholders, nominations may be submitted to the Corporate Secretary, Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410, which will forward them to the Chairman of the Governance and Nominating Committee. Recommendations must be in writing, must specify the candidate’s qualifications for serving as a director and must be received by us not later than December 15, 2007, in order for nominees to be considered for election at our 2008 Annual Meeting of Stockholders.
Stockholder Communications with the Board of Directors
     Our Annual Meeting provides an opportunity each year for stockholders to ask questions of or otherwise communicate directly with directors on matters relevant to us. In addition, stockholders may, at any time, communicate with any of our directors by sending a written communication to such director c/o our Corporate Secretary at Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410.
     All communications by stockholders or other interested parties addressed to the Board will be sent directly to Board members. While our Corporate Secretary may review, sort, and summarize these communications, all direct communications will be presented to the non-management directors unless there is instruction from them to “filter” such communications (and in such event, any communication that has been filtered out will be made available to any non-management director who wishes to review it).

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     BDO Seidman, LLP, an independent registered public accounting firm, has been our independent auditor for many years, and is considered by management to be well qualified. The Board of Directors, at the recommendation of the Audit Committee, has recommended the appointment of BDO Seidman, LLP as our independent registered public accounting firm for fiscal year 2007.
     You may cast your vote in favor of or against this proposal, or you may elect to abstain from voting your shares.
     A representative of BDO Seidman LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire. The representative also will be available to respond to appropriate questions.
     If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our shareholders.

The Board of Directors recommends that the stockholders vote
“FOR”
The ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for fiscal 2007.
Proposals of Stockholders for Next Year’s Meeting
     Stockholders may present proper proposals for inclusion in the proxy statement for our next annual meeting of stockholders by submitting their proposals to us in a timely manner. In order to be included in the proxy statement for our next annual meeting, stockholder proposals must be received by us no later than December 28, 2007, and must otherwise comply with the requirements of the applicable SEC rules. Notice of intention to present proposals at next year’s annual meeting must be addressed to Corporate Secretary, Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410. Any Stockholder proposal to be considered at our 2008 Annual Meeting of Stockholders, but not included in the proxy materials, must be submitted to our Corporate Secretary by March 13, 2008, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to stockholder proposals submitted prior to March 13, 2008, unless the proponent otherwise complies with the requirements of the Commission’s Rule 14a-4 or Rule 14a-8.
Codes of Conduct and Business Ethics
     We have adopted a code of ethics as part of our compliance program. This code of ethics applies to our chief executive officer and our chief financial officer. In addition, we have a Code of Conduct and Business Ethics that applies to all of our officers, directors and employees. These codes of ethics are available on our website (www.lime-energy.com) under the heading “Investor Relations” and subheading “Corporate Governance.” We intend to post amendments to or waivers from the Code of Ethics which are applicable to our directors, principal executive officer and principal financial officer at this location on our website.

EXECUTIVE OFFICERS
     The table below identifies our executive officers who are not identified in the table under “Nominees for Director.”

Name	Age	Position Held with the Company

Jeffrey R. Mistarz	49	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

Leonard Pisano	44	Executive Vice President of Business Development, President, Maximum Performance Group, Inc.
     Jeffrey R. Mistarz has been our chief financial officer since January 2000, our treasurer since October 2000, an executive vice president since November 2002, our assistant secretary since February 2003 and our secretary since June 2006. From January 1994 until joining us, Mr. Mistarz served as chief financial officer for Nucon Corporation, a privately held manufacturer of material handling products and systems, where he was responsible for all areas of finance and accounting, managing capital and stockholder relations. Prior to joining Nucon, Mr. Mistarz was with First Chicago Corporation (now JPMorgan Chase & Co.) for 12 years where he held several positions in corporate lending, investment banking and credit strategy.
     Leonard Pisano has been our executive vice president of business development since June 2006. From May 3, 2005, the date we acquired Maximum Performance Group, Inc., until June 2006, he served as our Chief Operating Officer. He is also Maximum Performance Group’s President and has been from its founding in February 2003. Prior to that, Mr. Pisano founded Maximum Energy Services in early 2001 and served as its president until it merged with Pentech Solutions to form Maximum Performance Group in February 2003. During his career, Mr. Pisano has held various senior management positions at companies within the energy services sector, including Parke Industries Inc. and SRS, a division of Carolina Power and Light. Prior to entering the energy services sector, Mr. Pisano spent ten years in facilities management at New York University, leaving NYU in 1996 when he was Director of Facilities.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
     The following tables list certain information, as of April 23, 2007, regarding the beneficial ownership of our outstanding common stock by (1) the persons known to us to beneficially own greater than 5% of each class of our voting securities, (2) each of our directors and named executive officers, and (3) our directors and executive officers, as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted, (1) the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them and (2) the address of each person listed in the following table (unless otherwise noted) is c/o Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410.
Beneficial Owners of Greater Than 5% of Each Class of Our Common Stock:

		Common	Common
		Shares	Shares
	Common	Issuable Upon	Issuable Upon
	Shares	Exercise of	Exercise of
Name	Directly Held	Warrants	Options (1)	Total	%

Augustine Fund LP (2)	2,662,333	18,125	—	2,680,458	5.299%
Cinergy Ventures II (3)	3,097,646	45,625	3,333 (4)	3,146,604	6.217%
Richard P. Kiphart	14,836,672	56,445	128,334	15,021,451	29.598%
Leaf Mountain Company (5)(6)	3,367,734	—	—	3,367,734	6.660%
Daniel R. Parke	5,000,000	—	236,654	5,236,654	10.308%
SF Capital Partners Ltd. (7)	4,306,267	— (8)	—	4,306,267	8.516%
Directors and Executive Officers:

		Common	Common
		Shares	Shares
	Common	Issuable Upon	Issuable Upon
	Shares	Exercise of	Exercise of
Name	Directly Held	Warrants	Options (1)	Total	%

Directors and Executive Officers
David Asplund	1,923,365 (9)	4,852 (9)	1,709,445	3,637,662	6.958%
Gregory Barnum	—	—	128,334	128,334	*
William Carey	—	150,000	128,334	128,334	*
Joseph Desmond	—	—	—	—	*
Richard P. Kiphart	14,836,672	56,445	128,334	15,021,451	29.598%
Jeffrey R. Mistarz	947	—	389,999	390,946	*
Daniel R. Parke	5,000,000	—	236,654	5,236,654	10.308%
Gerald A. Pientka (5)	3,123	—	139,445	142,568	*
Leonard Pisano	40,700	—	472,778	513,478	*
David W. Valentine	355,900	—	132,778	488,678	*
All directors and executive officers as a
group (10 persons)**	22,160,707	211,297	3,466,101	25,838,105	47.633%

*	Denotes beneficial ownership of less than 1%.
**	Eliminates duplication
(1)	Represents options to purchase common stock exercisable within 60 days.

(2)	The controlling members, directors and officers, all of whom are Thomas Duszynski, Brian Porter and John Porter, may be deemed to share power to vote or dispose of the shares held by Augustine Fund, L.P. The business address of Augustine Fund, L.P. is 141 West Jackson Blvd., Suite 2182, Chicago, Illinois 60604.

(3)	Cinergy Technologies, Inc. is a wholly owned subsidiary of Cinergy Corp. and is also the sole member of Cinergy Ventures II, LLC. The business address of Cinergy Ventures II, LLC is 139 East Fourth Street, Cincinnati, Ohio 45202. Cinergy is a publicly owned entity. Greg Wolf, a vice president of Cinergy Ventures, has the authority to vote and dispose of the shares held by Cinergy Ventures II, LLC.
(4)	Reflects stock options awarded pursuant to the Directors’ Stock Option Program to former directors of the Company who were employees of Cinergy Ventures II, LLC. The policies of Cinergy Ventures II provide that director compensation be paid to the Cinergy Ventures II rather than to the individual.
(5)	Mr. Pientka, who is one of our directors, was also a member of Leaf Mountain Company, LLC until January 2007.
(6)	Mr.. Jiganti is the Manager of Leaf Mountain Company and has the sole decision-making power with respect to Leaf Mountain Company’s investment in Lime Energy. The business address of Leaf Mountain Company, LLC is 190 South LaSalle Street, Suite 1700, Chicago, Illinois 60603.
(7)	SF Capital Partners Ltd. is a British Virgin Island company. Staro Asset Management, L.L.C., a Wisconsin limited liability company, acts as investment manager and has sole power to direct the management of SF Capital Partners. Through Staro Asset Management, Messrs. Michael A. Roth and Brian J. Stark possess sole voting and dispositive power over all shares owned by SF Capital Partners, but disclaim beneficial ownership of such shares. The mailing address for SF Capital Partners is c/o Stark Offshore Management, LLC, 3600 South Lake Drive, St. Francis, WI 53235.
(8)	Excludes warrants to purchase 42,813 shares of common stock which contain provisions known as “exercise caps” which prohibit the holder of the warrants (and its affiliates) from exercising such warrants to the extent that giving effect to such exercise, such holder would beneficially own in excess of 4.999% and 9.999% of our outstanding common stock, as the case may be. The holder can waive the 4.999% limit, but such waiver will not become effective until the 61st day after such notice is delivered to us, and these limits will not restrict the number of shares of common stock which a holder may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a merger or other business combination or reclassification involving the Company. The table set forth above reflects the operation of such exercise caps in that we have not included 42,813 shares of common stock issuable pursuant to such warrants as SF Capital Partners has advised us that it does not beneficially own such shares due to the fact that it cannot exercise its right to purchase these shares at this time. In the absence of such caps, SF Capital would be able to purchase all the shares issuable upon exercise of these warrants and would have a beneficial ownership percentage of 8.593%.
(9)	Includes 6,766 shares of common stock and warrants to purchase 2,000 shares of common stock held by Delano Group Securities, LLC, of which Mr. Asplund is the principal owner.
Changes in Control
     We are not aware of any arrangements, including any pledge by any person of our stock, the operation of which may at a subsequent date result in a change of control of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16 of the Securities Exchange Act of 1934 requires our directors and officers (as defined in Section 16) and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The required reports consist of initial statements on Form 3, statements of changes on Form 4 and annual statements on Form 5. Directors, officers and greater than 10% stockholders are required by Securities and Exchange Commission rules to furnish us with copies of all Section 16(a) reports filed. Based solely on our review of the reports we have received and on written representations from our officers who are reporting persons, we believe that during 2006 all Section 16 filing requirements applicable to our directors, officers and 10% beneficial owners were complied with by these persons, except that Messrs. Asplund, Barnum, Carey, Parke, and Pientka, each filed one report late to report a transaction and Messrs. Kiphart and Valentine each filed two reports late, each report involving one transaction.
TRANSACTIONS WITH RELATED PERSONS AND CONTROL PERSONS
Certain Relationships and Related Transactions
     During January 2006, we entered into a consulting agreement with Parke P.A.N.D.A. Corporation to provide sales and marketing consulting services. Parke P.A.N.D.A. is a company which at the time was beneficially owned by Daniel Parke, one of our directors. Pursuant to the consulting agreement we agreed to pay Parke P.A.N.D.A. $10,000 per month and to reimburse it for any expenses incurred as a result of its work. We paid Parke P.A.N.D.A. a total of $61,155 during 2006. This agreement was terminated in May 2006.
     During January 2006 and again in November 2006, we retained Corporate Resource Development, a company owned by William Carey, one of our directors, to provide sales training and sales and marketing consulting services. We paid Corporate Resource Development a total of $62,500 for these services in 2006.
     On June 29, 2006, in exchange for $17,875,000 in gross proceeds, we issued 17,875,000 shares of our common stock to a group of 17 investors as part of a private placement of our common stock (the “PIPE Transaction”). Simultaneously with the closing of the PIPE Transaction, the holders of our Series E Convertible Preferred Stock converted all of their shares of Series E Convertible Preferred into common stock. Certain members of our Board of Directors and certain 5% shareholders were former Series E Convertible Stockholders and participated in the PIPE Transaction. A breakdown of the shares issued to these stockholders as part of the PIPE Transaction and Series E conversion is as follows:

	Shares Issued	Common
	Upon	Shares Issued	Aggregate
	Conversion	Pursuant to	Price Paid for
	of Series E	PIPE	PIPE Shares ($)

David R. Asplund	354,200	1,500,000	1,500,000
Augustine Fund, LP	1,628,000	1,000,000	1,000,000
Cinergy Ventures II, LLC	1,902,293	1,100,000	1,100,000
Richard P. Kiphart	8,903,400	5,700,000	5,700,000
Leaf Mountain Company, LLC	2,015,900	1,300,000	1,300,000
SF Capital Partners	2,237,600	2,000,000	2,000,000
David Valentine	145,700	200,000	200,000

     On June 30, 2006, we acquired Parke P.A.N.D.A. Corporation for $2.72 million in cash and 5,000,000 shares of our common stock. As part of the acquisition, we assumed debt of approximately $446,000, $400,000 of which we repaid upon closing. Parke was owned by The Parke Family Trust, whose trustees are Daniel Parke, one of our directors, and his wife Michelle Parke.
     As part of the acquisition of Parke P.A.N.D.A. Corporation, we assumed Parke’s existing office lease for 5,000 square feet of office space in a building in Glendora, California owned by Daniel Parke. The lease which expires on December 31, 2009 provides for monthly rent of $3,500, increasing 3% on the first of each year beginning on January 1, 2007. We believe that the terms of the lease are fair as they are comparable to the terms of leases with other third party tenants located in the building.
     Due to potential conflicts of interest resulting from (i) certain members of our board of directors beneficially owning Series E shares and being asked to purchase shares of common stock in the PIPE Transaction and concurrently convert their Series E shares into our common stock, and (ii) Dan Parke’s ownership interest in Parke P.A.N.D.A. Corporation, our board of directors established a special committee comprised of disinterested, independent directors to review, negotiate and approve the acquisition of Parke and the PIPE Transaction. The special committee retained a financial advisor and legal counsel to assist it in its review of these transactions. The financial advisor reviewed the Parke acquisition and delivered to the special committee an opinion to the effect that the purchase price paid for Parke was fair to us from a financial point of view. It also provided information, advice and analysis to assist the committee in its review of the structure and pricing of the PIPE Transaction. Legal counsel assisted the special committee in its review of these transactions and advised the committee on its duties and responsibilities. After considering all of the information it had gathered, the committee concluded that these transactions were in the best interests of the Company and our stockholders, and approved the Parke acquisition and the PIPE Transaction.
Review, Approval or Ratification of Transactions with Related Persons
     We do not have a written policy concerning transactions between the us and any director or executive officer, nominee for director, 5% stockholder or member of the immediate family of any such person. However, our policy is that such transactions shall be reviewed by our Board of Directors and found to be fair to the Company prior to entering into any such transaction, except for (i) executive officers’ participation in employee benefits which are available to all employees generally; (ii) transactions involving routine goods or services which are purchased or sold by us on the same terms as are generally available in arm’s length transactions with unrelated parties (however, such transactions are still subject to approval by our authorized representative in accordance with internal policies and procedures applicable to such transactions with unrelated third parties); and (iii) compensation decisions with respect to executive officers other than the CEO, which are made by the Compensation Committee pursuant to recommendations of the CEO, as is described under “Executive Compensation” below.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Executive Compensation Program
     We have not had a formalized program for determining executive compensation. In fact, three of the four current executive officers (Messrs. Asplund, Parke and Pisano) receive most of their compensation under written employment agreements that were negotiated in connection with their becoming our employees. In each of these instances, the Board of Directors approved the employment agreement and the terms were negotiated at the time in light of specific circumstances. However, in general, our executive officers have received compensation consisting of three components, 1) a cash component, consisting of salary meant to be competitive with salaries such individuals could obtain from other employers, 2) eligibility for annual cash bonuses based on meeting or exceeding certain goals established for the year, and 3) stock options intended to reward achievement of long-term goals and align the interests of our executive officers with those of our stockholders. In certain cases, we have provided automobile allowances to executives who are expected to use their cars for Company business. Executive officers participate in group health insurance on the same basis as other full-time employees.
     Except as noted above with respect to the current employment agreements with Messrs. Asplund, Parke and Pisano, the Compensation Committee of the Board of Directors makes all compensation decisions for our executive officers. Generally, compensation decisions for executive officers other than our chief executive officer (“CEO”) have been made by the Compensation Committee pursuant to recommendations made by the CEO. We have not used consultants in connection with making compensation decisions and do not have any current engagement with any consultant related to executive or director compensation.
Objectives of Compensation Program
     Compensation of our executive officers is intended to reward improved overall financial performance of the Company and our subsidiaries, and to reward achievement of specified annual goals and increases in stockholder value over the long term.
•	Annual salaries for executive officers have been established with the goal of attracting and retaining qualified individuals for the positions. These salaries have been determined on a case-by-case basis.

•	Eligibility for annual cash bonus awards has been based on specific performance goals for the year for the Company and our subsidiaries. The amount of bonus for which an individual is eligible for any year has been determined on a case-by-case basis, although the annual bonus plan targets have been established for all participants in any given year.

•	Stock options awards are intended to reward achievement leading to increases in our profitability and stockholder value over the longer term. The amounts of awards have been determined on a case-by-case basis.
     In order to reward superior short-term performance, cash compensation each year has included eligibility for a cash bonus based on annual goals established by the Compensation Committee, subject to approval of the Board. During the past five years, however, no cash bonuses have been paid pursuant to such annual plans, as we have not achieved the annual goals in any fiscal year. The Board and the Compensation Committee are now in the process of reviewing the annual bonus plan portion of cash compensation with the goal of making it more effective at achieving such annual goals.
     To motivate executive officers to achieve the longer-term goal of increasing our profitability and stockholder value, and to reward them for achieving such long-term goals, stock options have been included as part of the compensation structure for our executive officers. Stock options also provide an increased opportunity for equity ownership by our executive officers, thereby further aligning their interest with those of our stockholders. Option grants have been made on a case-by-case basis. A typical stock option grant has been structured to have a ten year exercise period, to vest over a period of years, with vesting also depending upon the executive remaining employed by us, and to have an exercise price equal to the market price on the grant date. In certain cases, options have been granted at an exercise price higher than the market price. We have not granted options with an exercise price that is less than the market price on the grant date.
     Stock price performance has not been a factor in determining annual compensation because the price of the common stock is subject to factors which may not reflect our performance and are outside of our control.
     We do not have a formula for allocating between cash and non-cash compensation. The number of stock options awarded to an executive officer has been decided on a case-by-case basis taking into consideration other components of compensation, not pursuant to any specific guidelines or program. Most of the stock options we have awarded to executive officers have been pursuant to written employment agreements entered into when the executive joined us, or pursuant to extending such employment under a new written agreement entered into following termination of the old one.
     An exception to this occurred in July 2006, when a number of stock option grants to executives and other employees were made following consummation of the transactions which closed at the end of June. Options granted to executive officers in July 2006 are described under “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” below.
Accounting and Tax Considerations
     Our stock option grant policies have been impacted by the implementation of SFAS No. 123(R), which we adopted effective on January 1, 2006. Under this accounting pronouncement, we are required to value unvested stock options granted prior to our adoption of SFAS 123 under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period. As a result of adopting SFAS No. 123(R), $4,828,955 of share based compensation expense was included in the results for 2006.
Current Executive Officers
     We currently has four executive officers: David Asplund, our Chief Executive Officer, Jeffrey Mistarz, Chief Financial Officer (“CFO”), Daniel Parke, our President and Chief Operating Officer (Mr. Parke is also president of Parke Industries, LLC, a subsidiary), and Leonard Pisano, our executive vice president of business development (Mr. Pisano is also president of Maximum Performance Group, Inc., a subsidiary). For purposes of compensation disclosure for 2006, information is also included for Anna Baluyot, our former senior vice president who resigned on November 10, 2006 but was among our five mostly highly compensated employees for the fiscal year ended December 31, 2006.
Report of the Compensation Committee on Executive Compensation
     The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
MEMBERS OF THE COMPENSATION COMMITTEE:
David W. Valentine, Chair
Gregory T. Barnum
Richard P. Kiphart

2006 SUMMARY COMPENSATION TABLE
     The following table sets forth the compensation earned, awarded or paid for services rendered to us for the year ended December 31, 2006 by two individuals who served as our principal executive officer (PEO), our principal financial officer (PFO), and our three most highly compensated executive officers, one of whom resigned prior to the end of the fiscal year. These persons are referred to, collectively, as the “named executive officers.”

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
					Option	Incentive Plan	Deferred	All Other
Name and		Salary	Bonus	Stock	Awards	Compensation	Compensation	Compensation
Principal Position	Year	($)	($)	Awards ($)	($) (1)	($)	Earnings ($)	($)		Total ($)

David R. Asplund Chief Executive Officer (PEO)	2006	268,923	—	—	2,061,732 (2)	—	—	20,662	(3)	2,351,317

Anna Baluyot (4) Senior Vice President, Utility Development	2006	123,878	—	—	9,537	—	—	4,525	(5)	137,940

Jeffrey R. Mistarz Executive Vice President & Chief Financial Officer (PFO)	2006	210,000	—	—	402,059	—	—	6,518	(6)	618,577

Daniel W. Parke (7)	2006	128,892	—	—	304,810 (8)	—	—	50,644	(9)	484,346
President, Chief Operating Officer of Lime Energy Co. & President of Parke Industries, LLC

Leonard Pisano	2006	225,000	—	—	594,991	—	—	6,399	(10)	826,390
Executive Vice President of Business Development & President of Maximum Performance Group, Inc.

John P. Mitola (11)	2006	20,833	—	—	—	—	—	106,964	(12)	127,797
Our former Chief Executive Officer (former PEO)
(1)	Amounts represent the compensation cost recognized during 2006 of stock awards granted in and prior to 2006 based on the grant date fair value recognized over the requisite service period in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R). The value weighted-average significant assumptions used to determine the grant date fair value are as follows:

Significant Assumption
(value weighted-average)	2006	2005	2004

Risk-free rate	5.02%	2.27%	1.04%
Dividend yield	—	—	—
Expected volatility	90%	65%	72%
Expected life (years)	5.6	9.1	9.1
(2)	Includes the costs recognized during 2006 of director options awarded to Mr. Asplund prior to his employment with us totaling $4,636.
(3)	Includes $11,873 for the cost of life and long-term disability insurance, $6,325 of auto allowance and the $2,464 cost of membership to a business club provided to Mr. Asplund.

(4)	Ms. Baluyot resigned November 10, 2006.
(5)	Includes $4,200 of auto allowance and $325 for the cost of long-term disability insurance provided Ms. Baluyot.
(6)	Represents the cost of life insurance and long-term disability insurance provided to Mr. Mistarz.
(7)	Mr. Parke became our President effective June 30, 2006 when we acquired his company, Parke P.A.N.D.A. Corporation. The compensation reported for Mr. Parke only includes the amounts paid to him since June 30, 2006.
(8)	Includes the costs recognized during 2006 of director options awarded to Mr. Parke prior to his employment with us totaling at $11,880.
(9)	During January 2006, we entered into a consulting agreement with Parke P.A.N.D.A. Corporation to provide sales and marketing consulting services. Parke P.A.N.D.A. is a company which at the time was beneficially owned by Daniel Parke. Pursuant to the consulting agreement we agreed to pay Parke P.A.N.D.A. $10,000 per month and to reimburse it for any expenses incurred as a result of its work. We paid Parke P.A.N.D.A. a total of $50,000 for its services and reimbursed it $11,155 for expenses during the six months ended June 30, 2006. This agreement was terminated in May 2006 prior to the acquisition of Parke P.A.N.D.A Corporation on May 29, 2006. Also includes $644 for the cost of long-term disability insurance provided Mr. Parke.
(10)	Includes $6,000 of auto allowance and $399 for the cost of long-term disability insurance provided Mr. Pisano.
(11)	Mr. Mitola resigned effective January 22, 2006.
(12)	Includes $550 of auto allowance and $754 for the cost of life and long-term disability insurance provided for Mr. Mitola. Also includes $105,660 paid to Mr. Mitola pursuant to a consulting agreement under which he agreed to continue to assist us through July 31, 2006.
Employment Contracts, Termination of Employment and Change-in-Control Arrangements
David R. Asplund
     Effective January 23, 2006, we entered into an employment contract with David Asplund for a three-year period ending January 22, 2009 to serve as our Chief Executive Officer. The contract provides for a base annual salary of $285,000 and eligibility for up to $65,000 of cash bonus compensation each year, based on our performance. For 2006, the bonus was based on consolidated gross revenue, with $15,000 payable if gross revenue exceeds $10 million, an additional $15,000 payable if gross revenue exceeds $12.5 million, an additional $15,000 payable if gross revenue exceeds $16 million and an additional $20,000 payable if gross revenue exceeds $18 million. No bonus was paid for 2006. The bonus formula for the second and third contract years has not been determined but is to be based on our consolidated net income for such years.
     In addition to base salary and bonus, we granted to Mr. Asplund ten-year options to purchase up to 100,000 shares for each of the three contract years, with such options vesting in arrears on the following January 22nd. The option price for the first 100,000 shares is $9.30, which was the 30-day average closing price of our common stock, determined on Friday, January 20, 2006, which was the last business day prior to the day Mr. Asplund began serving as CEO. Those options became vested on January 23, 2007 and are scheduled to expire on January 22, 2016, except as described below. The option exercise price for the remaining grants was set by our Board on January 26, 2007 to be $0.96 per share.
     Under his employment agreement with us, Mr. Asplund is entitled to certain benefits if his employment terminates for certain reasons. If Mr. Asplund should die prior to January 23, 2009, all of his unvested stock options would immediately vest. In addition, all such stock options and any previously vested stock options, would be exercisable for a period of one year following the date of death.

     If Mr. Asplund should become permanently disabled (such that he could not perform his duties for 180 consecutive days or for 180 days in any period of 12 consecutive months), we would have the right to terminate his employment, then any stock options which were then already vested would be exercisable for a period of 180 days following such termination.
     If Mr. Asplund should terminate his employment prior to January 22, 2009 for reasons other than death, disability or uncured default by us under the agreement, then any vested stock options as of the date of termination shall be exercisable for 90 days following the date of termination.
     If we should terminate Mr. Asplund’s employment prior to January 22, 2009, for any reason other than death, disability or “Due Cause” (as defined in the employment agreement), or if Mr. Asplund should choose to terminate his employment because we defaulted in our obligations under the agreement and failed to cure such default after notice, then all unvested stock options which are scheduled to vest within one year of the date of termination will immediately vest. In addition, all such stock options and any previously vested stock options, would be exercisable for a period of one year following the date of termination. Additionally, we will pay Mr. Asplund, as severance compensation, (i) six months’ salary at his then current rate, in installments in accordance with our regular payroll, plus (ii) any bonus earned as of the termination date, in accordance with the terms of such bonus, plus (iii) any accrued unused vacation (which will be paid on the next regular payroll date).
     “Due Cause” is defined as any of (i) a material breach by Mr. Asplund of his agreement not cured within 15 calendar days following written notice thereof, (ii) commission of a felony, or theft or embezzlement of our property, (iii) actions which result in material injury to our businesses, properties or reputation, (iv) refusal to perform or substantial neglect of the duties assigned to Mr. Asplund not remedied within 15 calendar days following written notice thereof, or (v) any material violation of any statutory or common law duty of loyalty to the Company.
     In addition to the foregoing, upon occurrence of a “Change of Control” all stock options granted to Mr. Asplund under the agreement shall immediately vest and become exercisable. “Change of Control” shall be deemed to have occurred when (i) the Company is merged or consolidated with another entity which is not then controlled by us and, as a result of such merger or consolidation, an unrelated entity acquires the ability to elect a majority of our Board of Directors, or (ii) substantially all of our assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with us.
     The employment agreement imposes on Mr. Asplund non-competition, non-solicitation and confidentiality obligations, which are not separately compensated. The non-competition obligation covers the employment period and extends for two years after termination.
     On July 11, 2006, Mr. Asplund was awarded options to purchase up to 4,300,000 shares of our common stock, of which 1,500,000 are exercisable at $1.02 per share and the remaining 2,800,00 are exercisable at $0.96 per share. The options vest as follows: 1,500,000 on December 31, 2006, 1,400,000 on December 31, 2007 and 1,400,000 on December 31, 2008, in each case assuming that Mr. Asplund continues to be employed by us on such date. Vesting of the options will accelerate upon termination for reasons other than due cause (defined similarly to the definition in his employment agreement), death, disability or resignation and upon a change of control. These options will expire on the earlier of July 11, 2016, or six months following the date that Mr. Asplund is no longer our employee, unless his termination is for due cause (as defined in the option agreement) in which case they will expire immediately, or due to a change of control (as defined in the option agreement) in which case they will expire twelve months following the change of control. These options contain a ‘cashless exercise’ provision permitting Mr. Asplund to pay the purchase price for any shares acquired by exercising the option by surrendering to us a number of shares of common stock having an aggregate market value equal to the purchase price.

Leonard Pisano
     Effective May 3, 2005, our subsidiary, Maximum Performance Group, Inc. (“MPG”), entered into an employment agreement with Leonard Pisano to serve as its president for a three-year period ending May 2, 2008. We also appointed him our chief operating officer, a position which he held until June 30, 2006, when he became our executive vice president of business development. The employment agreement provides for a base salary of $225,000 plus a monthly auto allowance of $500. In addition, Mr. Pisano is eligible to receive a $50,000 bonus upon MPG’s achievement of two consecutive quarters of positive EBITDA and to participate in an annual bonus plan with certain other management employees as determined by our Board of Directors. The employment agreement also provides that Mr. Pisano shall have board observation rights such that he may attend meetings of our Board of Directors as an observer during the employment term. The agreement also provides that Mr. Pisano is to be granted ten year options to purchase 31,667 shares of our common stock at $15.00 per share. These options vest 5,000 on the effective date of the agreement, 8,889 shares on each of the remaining anniversaries of the agreement, except on occurrence of a “Change of Control” all these options shall immediately vest and become exercisable. “Change of Control” shall be deemed to have occurred when (i) the Company is merged or consolidated with another entity which is not then controlled by Lime and, as a result of such merger or consolidation, at 51% of Lime’s common stock is controlled by another entity, or (ii) a majority of our assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with us. These options will otherwise expire on May 3, 2015.
     Under his employment agreement, if MPG should terminate his employment prior to May 2, 2008, for any reason other than death, disability or “Due Cause”, then MPG will continue to pay Mr. Pisano his salary and benefits under the agreement until May 3, 2008.
     “Due Cause” is defined in Mr. Pisano’s agreement in terms similar to those under David Asplund’s employment agreement, but also includes any violation of MPG’s drug and alcohol policy and any commission of an act of moral turpitude.
     The employment agreement imposes on Mr. Pisano non-competition, non-solicitation and confidentiality obligations, which are not separately compensated. The non-competition obligation covers the employment period and extends for two years after termination.
     On July 11, 2006, Mr. Pisano was awarded options to purchase up to 1,350,000 shares of our common stock at $1.02 per share. The options vest in three equal amounts, with 450,000 vesting on December 31, 2006, 450,000 vesting on December 31, 2007 and 450,000 vesting on December 31, 2008, in each case assuming that Mr. Pisano continues to be employed by us on such date. Vesting of the options will accelerate upon termination for reasons other than due cause (defined similarly to the definition in his employment agreement), death, disability or resignation and upon a change of control. These options will expire on the earlier of July 11, 2016, or six months following the date that Mr. Pisano is no longer our employee, unless his termination is for due cause (as defined in the option agreement) in which case they will expire immediately, or due to a change of control (as defined in the option agreement) in which case they will expire twelve months following the change of control. These options contain a ‘cashless exercise’ provision permitting Mr. Pisano to pay the purchase price for any shares acquired by exercising the option by surrendering to us a number of shares of common stock having an aggregate market value equal to the purchase price.
Jeffrey Mistarz
     Effective January 1, 2003, we entered into an employment agreement with Mr. Mistarz for a three-year period ending on December 31, 2005. This agreement provided for an annual base salary of $175,000 through December 31, 2003, which increased to $210,000 effective January 1, 2004. In addition, Mr. Mistarz was eligible to participate in an annual bonus plan with certain other management employees. The agreement provided Mr. Mistarz with options to purchase 26,667 shares of our common stock at a price of $15.00 per share, which options vested 8,889 shares each on December 31, 2003, 2004 and 2005. Except as specifically set forth in the employment agreement, such options are governed by our 2001 Stock Incentive Plan.

     On August 15, 2006, we entered into a new employment agreement with Mr. Mistarz to serve as our executive vice president and chief financial officer for a two-year period ending August 14, 2008. The employment agreement provides for a base salary of $210,000. In addition, Mr. Mistarz is eligible to participate in an annual bonus plan with certain other management employees as determined by the Board of Directors. The employment contract also provides that Mr. Mistarz is to be granted options to purchase 300,000 shares of our common stock at $1.00 per share. The options vest in three equal amounts, with one third vesting upon signing of the employment contract, the second third vesting on the first anniversary of the employment contract and the final third vesting on the second anniversary of the employment contract.
     Under his employment agreement with us, Mr. Mistarz is entitled to certain benefits if his employment terminates for certain reasons. If Mr. Mistarz should die prior to August 15, 2008, all of his unvested stock options would immediately vest. In addition, all such stock options and any previously vested stock options, would be exercisable for a period of one year following the date of death.
     If Mr. Mistarz should become permanently disabled (such that he could not perform his duties for 180 consecutive days or for 180 days in any period of 12 consecutive months), we would have the right to terminate his employment, then any stock options which were then already vested would be exercisable for a period of 90 days following such termination.
     If Mr. Mistarz should terminate his employment prior to August 14, 2008 for reasons other than death, disability or uncured default by the Company under the agreement, then any vested stock options as of the date of termination shall be exercisable for 90 days following the date of termination.
     If we should terminate Mr. Mistarz’s employment prior to August 14, 2008, for any reason other than death, disability or “Due Cause”, or if Mr. Mistarz should choose to terminate his employment because we defaulted in our obligations under the agreement and failed to cure such default after notice, then all unvested stock options which are scheduled to vest within one year of the date of termination will immediately vest. In addition, all such stock options and any previously vested stock options, would be exercisable for a period of one year following the date of termination. Additionally, we will pay Mr. Mistarz, as severance compensation, (i) six months’ salary at his then current rate, in installments in accordance with our regular payroll, plus (ii) any bonus earned as of the termination date, in accordance with the terms of such bonus, plus (iii) any accrued unused vacation (which will be paid on the next regular payroll date).
     “Due Cause” is defined in Mr. Mistarz’s agreement in terms substantially similar to those under David Asplund’s employment agreement.
     In addition to the foregoing, upon occurrence of a “Change of Control” all stock options granted to Mr. Mistarz under the agreement shall immediately vest and become exercisable. “Change of Control” shall be deemed to have occurred when (i) the Company is merged or consolidated with another entity which is not then controlled by us and, as a result of such merger or consolidation, at least 51% of our common stock is controlled by another entity, or (ii) a majority of our assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with us.
     The employment agreement also imposes non-competition, non-solicitation and confidentiality obligations on Mr. Mistarz, which are not separately compensated. The non-competition obligation covers the employment period and extends for two years after termination.
     On July 11, 2006, Mr. Mistarz was awarded options to purchase up to 750,000 shares of our common stock at $1.02 per share. The options vest in three equal amounts, with 250,000 vesting on December 31, 2006, 250,000 vesting on December 31, 2007 and 250,000 vesting on December 31, 2008, in each case assuming that Mr. Mistarz continues to be employed by us on such date. Vesting of the options will accelerate upon termination for reasons other than due cause (as defined in his option agreement), death, disability or resignation and upon a change of control. These options will expire on the earlier of July 11, 2016, or six months following the date that Mr. Mistarz is no longer our employee, unless his termination is for due cause (as defined in the option agreement) in which case they will expire immediately, or due to a change of control (as defined in the option agreement) in which case they will expire twelve months following the change of control. These options contain a ‘cashless exercise’ provision permitting Mr. Mistarz to pay the purchase price for any shares acquired by exercising the option by surrendering to us a number of shares of common stock having an aggregate market value equal to the purchase price.
Daniel Parke
     Effective June 30, 2006, Parke Industries, LLC (“Parke Industries”) entered into an employment agreement with Daniel Parke to serve as its president for a two-year period ending June 30, 2008. We also appointed him our president and chief operating officer. The employment agreement provides for a base salary of $250,000 plus a monthly auto allowance of $800. In addition, Mr. Parke is eligible to participate in an annual bonus plan with certain other management employees as determined by the Board of Directors. The employment contract also provides that Mr. Parke is granted ten year options to purchase 46,667 shares of our common stock at $1.10 per share. These options vest 15,555 on the effective date of the agreement, 15,556 shares on the first anniversary of the agreement and 15,556 on the second anniversary of the agreement. Except as specifically set forth in the employment agreement, such options are governed by our 2001 Stock Incentive Plan. These options will otherwise expire on June 30, 2016, except as described below. The employment agreement also imposes confidentiality obligations on Mr. Parke.
     Under his employment agreement, Mr. Parke is entitled to certain benefits if his employment terminates for certain reasons. If Mr. Parke should die prior to June 30, 2008, all of his unvested stock options for our common stock would immediately vest. In addition, all such stock options and any previously vested stock options, would be exercisable for a period of one year following the date of death.
     If Mr. Parke should become permanently disabled (such that he could not perform his duties for 180 consecutive days or for 180 days in any period of 12 consecutive months), Parke Industries would have the right to terminate his employment, then any stock options for our common stock which were then already vested would be exercisable for a period of 90 days following such termination.
     If Mr. Parke should terminate his employment prior to June 30, 2008 for reasons other than death, disability or uncured default by us under the agreement, then any vested stock options for our common stock as of the date of termination shall be exercisable for 90 days following the date of termination.
     If Parke Industries should terminate Mr. Parke’s employment prior to June 30, 2008, for any reason other than death, disability or “Due Cause”, or if Mr. Parke should choose to terminate his employment because Parke Industries defaulted in its obligations under the agreement and failed to cure such default after notice, then all unvested stock options which are scheduled to vest within one year of the date of termination will immediately vest. In addition, all such stock options and any previously vested stock options, would be exercisable for a period of one year following the date of termination. Additionally, Parke Industries will pay Mr. Parke, as severance compensation, (i) six months’ salary at his then current rate, in installments in accordance with Parke Industries’ regular payroll, plus (ii) any bonus earned as of the termination date, in accordance with the terms of such bonus, plus (iii) any accrued unused vacation (which will be paid on the next regular payroll date).
     “Due Cause” is defined in Mr. Parke’s agreement in terms substantially similar to those under David Asplund’s employment agreement.
     In addition to the foregoing, upon occurrence of a “Change of Control” all stock options granted to Mr. Parke by us pursuant to the agreement shall immediately vest and become exercisable. “Change of Control” shall be deemed to have occurred when (i) the Company is merged or consolidated with another entity which is not then controlled by us and, as a result of such merger or consolidation, at least 51% of our common stock is controlled by another entity, or (ii) a majority of our assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with us.

     Also effective on June 30, 2006, we, Parke Industries, LLC and Mr. Parke entered into a non-competition agreement which imposes on Mr. Parke non-competition obligations until June 30, 2008. This non-competition obligation is not separately compensated and was part of the consideration in the acquisition of Parke P.A.N.D.A. Corporation.
     On July 11, 2006, Mr. Parke was awarded options to purchase up to 653,333 shares of our stock at $1.02 per share. The options vest in three approximately equal amounts, with 217,765 vesting on December 31, 2006, 217,764 vesting on December 31, 2007 and 217,764 vesting on December 31, 2008, in each case assuming that Mr. Parke continues to be employed by us on such date. Vesting of the options will accelerate upon termination for reasons other than due cause (defined similarly to the definition in his employment agreement), death, disability or resignation and upon a change of control. These options will expire on the earlier of July 11, 2016, or six months following the date that Mr. Parke is no longer our employee, unless his termination is for due cause (as defined in the option agreement) in which case they will expire immediately, or due to a change of control (as defined in the option agreement) in which case they will expire twelve months following the change of control. These options contain a ‘cashless exercise’ provision permitting Mr. Parke to pay the purchase price for any shares acquired by exercising the option by surrendering to us a number of shares of common stock having an aggregate market value equal to the purchase price.
John Mitola
     Effective January 1, 2003, we entered into an employment agreement with John Mitola for a three-year period ending on December 31, 2005. The agreement provided for a base salary $250,000 per year, but provided for a discretionary bonus of up to one hundred percent of his annual salary payable if he met or exceeded certain annual goals as established by the Board of Directors, and a guaranteed bonus of $250,000 upon our achievement of two consecutive calendar quarters of positive net income (as reflected in our quarterly reports filed with the Securities and Exchange Commission). The agreement also provided for a monthly automobile allowance of $550.00 and the reimbursement of Mr. Mitola’s business-related expenses.
     As part of the employment agreement, we granted to Mr. Mitola an option to purchase 50,000 shares of our common stock at a price per share of $12.60, which was equal to the average closing price of our common stock as measured over the 30 trading day period prior to the effective date of the contract. The option granted vested in amounts of 16,667 shares on each December 31st of 2003, 2004 and 2005, except on a change of control in which case all the options would have immediately vest. Except as specifically set forth in the employment agreement, such options are governed by our 2001 Stock Incentive Plan.
     The employment agreement imposed on Mr. Mitola non-competition, non-solicitation and confidentiality obligations.
     Mr. Mitola resigned from the Company in January 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
     The following table show potential payments to the named individuals under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment assuming a December 31, 2006 termination date and, where applicable, using the closing price of our common stock of $0.90 per share on that date.

		Involuntary	Involuntary
	Voluntary	Termination -	Termination -	Change in
	Termination	Not For Cause	For Cause	Control	Death	Disability
Name	(1)	(2)	(3)	(4)	(5)	(5)

David R. Asplund	$0	$142,500	$0	$0	$0	$0

Jeffrey R. Mistarz	$4,038	$109,038	$4,038	$0	$4,038	$4,038

Daniel W. Parke	$19,231	$144,231	$19,231	$0	$19,231	$19,231

Leonard Pisano	$12,981	$312,981	$12,981	$0	$12,981	$12,981

(1)	None of the listed persons are entitled to more than accrued but unpaid salary and vacation upon a voluntary termination of their employment.
(2)	Under the terms of their employment contracts, Messrs. Asplund, Mistarz and Parke are entitled to any accrued but unpaid salary and vacation as well as six months severance pay for an involuntary termination of their employment without cause. Mr. Pisano would be entitled to any accrued but unpaid salary and vacation and would be paid through May 3, 2008, the end of period covered under his employment contract.
(3)	None of the listed persons are entitled to more than accrued but unpaid salary and vacation upon an involuntary termination for cause.
(4)	None of the listed persons would be entitled to any payments upon a change of control unless they were involuntarily terminated without cause, but upon a change of control the unvested options held by Messrs. Asplund, Mistarz, Parke and Pisano would immediately vest. None of the options held by these individuals were in the money as of December 31, 2006.
(5)	None of the listed persons are entitled to more than accrued but unpaid salary and vacation upon their death or permanent disability, but upon a upon such an event the unvested options held by Messrs. Asplund, Mistarz, Parke and Pisano would immediately vest. None of the options held by these individuals were in the money as of December 31, 2006.

GRANTS OF PLAN-BASED AWARDS TABLE
     The following table sets forth certain information with respect to options granted during or for the fiscal year ended December 31, 2006 to each named executive officer. There are no estimated future payouts under non-equity or equity incentive plan awards.

			Estimated Future Payouts			Estimated Future Payouts
			Under Non-Equity Incentive			Under Non-Equity Incentive
			Plan Awards			Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise	Grant Date
									Number	Number of	or Base	Fair Value
									of Shares	Securities	Price of	of Stock
		Committee	Thresh-		Maxi-	Thresh-		Maxi-	of Stock	Underlying	Option	and Option
	Grant	Action	old		mum	old		mum	or Units	Options	Award	Awards
Name	Date	Date (1)	($)	Target ($)	($)	(#)	Target (#)	(#)	(#)	(#)	($/sh)	($) (3)

Dave R. Asplund	01/23/2006	01/22/2006	—	—	—	—	—	—	—	33,333	$9.30	$184,665
	06/12/2006	01/22/2006	—	—	—	—	—	—	—	66,667	$9.30	$65,334
	06/12/2006	01/22/2006	—	—	—	—	—	—	—	100,000	$0.96	$174,000
	06/12/2006	01/22/2006	—	—	—	—	—	—	—	100,000	(2)	$176,000
	07/11/2006	07/05/2006	—	—	—	—	—	—	—	1,500,000	$1.02	$1,155,000
	07/11/2006	07/05/2006	—	—	—	—	—	—	—	2,800,000	(2)	$2,226,000

Anna Baluyot	07/11/2006	07/05/2006	—	—	—	—	—	—	—	75,000	$1.02	$56,250

Jeffrey R. Mistarz	07/11/2006	07/05/2006	—	—	—	—	—	—	—	750,000	$1.02	$585,000
	08/15/2006	08/15/2006	—	—	—	—	—	—	—	300,000	$1.00	$211,000

John P. Mitola	—	—	—	—	—	—	—	—	—	—	—	—

Daniel W. Parke	07/03/2006	06/29/2006	—	—	—	—	—	—	—	46,667	$1.10	$37,334
	07/11/2006	07/05/2006	—	—	—	—	—	—	—	653,333	$1.02	$509,600

Leonard Pisano	07/11/2006	07/05/2006	—	—	—	—	—	—	—	1,350,000	$1.02	$1,053,000

(1)	On January 22, 2006, the Compensation Committee approved the issuance to Mr. Asplund of options to purchase 300,000 shares of common stock at $9.30, which was the average closing price of our common stock for the 30-day period prior to January 22, 2006, but the grant of options to acquire 66,667 shares was contingent on receiving approval from our stockholders of an increase in the number of options issuable under our 2001 Incentive Stock Plan. Our stockholders approved the increase at our Annual Meeting of Stockholders held on June 7, 2006, and the options were issued on June 11, 2006 with the $9.30 exercise price established by the Compensation Committee in January 2006.
(2)	The price of these options was set by the Board of Directors on January 26, 2007 at $0.96 per share. This price was determined to be the higher of (x) the average closing price of our common stock as measured over the 30 trading day period prior to January 22, 2007, or (y) the closing price of our common stock on January 22, 2007. The $0.96 price represents the average closing price of our common stock as measured over the 30 trading day period prior to January 22, 2007.
(3)	The exercise price was not lower than the market price of our common stock on the grant date for any of the options listed, except that the exercise price for the options granted to Mr. Asplund on June 12, 2006 were set during January 2007 based on the formula described in footnote (1) above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The following table includes certain information with respect to the value of all unexercised options previously awarded to the named executive officers at December 31, 2006.

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

David R. Asplund	—	2,800,000	—	(1)	07/11/2016	—	—	—	—
	1,500,000	—	—	$1.02	07/11/2016	—	—	—	—
	—	100,000	—	$0.96	01/23/2016	—	—	—	—
	—	100,000	—	(1)	01/23/2016	—	—	—	—
	—	100,000	—	$9.30	01/23/2016	—	—	—	—
	1,112	555	—	$15.00	06/10/2015	—	—	—	—
	1,666	—	—	$27.75	06/10/2014	—	—	—	—
	1,667	—	—	$15.00	06/10/2013	—	—	—	—
	5,000	—	—	$17.55	06/10/2012	—	—	—	—

Anna Baluyot	3,334	—	—	$17.25	12/27/2014	—	—	—	—
	5,000	—	—	$35.40	01/01/2014	—	—	—	—
	666	—	—	$30.75	12/30/2013	—	—	—	—

Jeffrey R. Mistarz	100,000	200,000	—	$1.00	08/15/2016	—	—	—	—
	250,000	500,000	—	$1.02	07/11/2016	—	—	—	—
	26,667	—	—	$15.00	12/31/2012	—	—	—	—
	13,332	—	—	$105.00	12/31/2009	—	—	—	—

Daniel W. Parke	217,765	435,568	—	$1.02	07/11/2016	—	—	—	—
	15,555	31,112	—	$1.10	06/30/2016	—	—	—	—
	3,334	1,666	—	$15.00	10/05/2015	—	—	—	—

Leonard Pisano	450,000	900,000	—	$1.02	07/11/2016	—	—	—	—
	13,889	17,778	—	$15.00	05/03/2015	—	—	—	—

John P. Mitola	66,667	—	—	$105.00	12/31/2009	—	—	—	—

(1)	The option price on these options was set at $0.96 per shares by the Board of Directors on January 26, 2007. This price was determined to be the higher of (x) the average closing price of our common stock as measured over the 30 trading day period prior to January 22, 2007, or (y) the closing price of our common stock on January 22, 2007. The $0.96 price represents the average closing price of our common stock as measured over the 30 trading day period prior to January 22, 2007.

Stock Options and Incentive Compensation
     In 2001 Stock Incentive Plan (the “Plan”), which provided that up to 53,333 shares of our common stock, par value $0.0001, may be issued under the Plan to certain of our employees and to consultants and directors who are not employees. In addition, the Plan provides for an additional number of shares of common stock to be reserved for issuance under the Plan on January 1 of each succeeding year, beginning January 1, 2002, in an amount equal to the lesser of (i) 5% of the number of outstanding shares of common stock, or (ii) 33,333 shares. At the annual meeting held on June 7, 2006, our stockholders approved an amendment to the Plan to increase the number of shares reserved for issuance under the plan by 400,000 shares and to increase the additional shares issued each January 1st to the lesser of (i) 5% of the number of outstanding shares of common stock, or (ii) 133,333 shares. (All quantities have been adjusted for the reverse split announced in June 2006.) The awards to be granted under the Plan may be incentive stock options eligible for favored treatment under Section 422 of the Internal Revenue code of 1986, as amended from time to time, or non-qualified options that are not eligible for such treatment, or stock of the Company, which may be subject to contingencies or restrictions, as well as grants of stock appreciation rights or grants of shares of common stock. Approximately 78 employees and officers of the Company and our subsidiaries are currently eligible to participate in the Plan.
     As of December 31, 2006, there were 620,000 shares of common stock reserved under the Plan. We granted options to purchase 350,667 under the Plan during 2006, and options to purchase 450,138 shares were outstanding under the Plan as of December 31, 2006. During 2006 we issued options to purchase 9,666,667 shares outside of the Plan to employees and directors. 2006 grants to directors are described under “Directors Compensation.”
     The following information reflects certain information about our equity compensation plans as of December 31, 2006:

Equity Compensation Plan Information
	(a)	(b)	(c)
Number of
securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding	(excluding
	options, warrants	options, warrants	securities reflected
Plan Category	and rights	and rights	in column (a))

Equity compensation plans approved by security holders (1)	450,138	$6.71	169,862

Equity compensation plans not approved by security holders (2)(3)	10,609,466	$3.92	—

Total	11,059,604	$4.03	169,862
(1)	The 2001 Employee Stock Incentive Plan (“Plan”), which was originally approved by stockholders at our 2001 Annual Meeting of Stockholders, was amended at our 2006 Annual Meeting of Stockholders. The amendment to the Plan increased the number of shares reserved for issuance under the Plan to 620,000 shares of our common stock, which automatically increases by 133,333 shares on each January 1, beginning January 1, 2007. (All prices and quantities are adjusted for the 1 for 15 reverse stock split announced during June 2006.)
(2)	Prior to the adoption of the 2001 Employee Stock Incentive Plan, we had granted to certain of our employees stock options on a discretionary basis. These grants were not made pursuant to any formal plan. Grants made to employees pursuant to this method were discontinued following adoption of the Plan.
(3)	We grant stock options to our non-employee directors pursuant to a Directors Stock Option Plan (See “Compensation of Directors”), which grants are included in this category.

INDEPENDENT PUBLIC ACCOUNTANTS
     The firm of BDO Seidman, LLP (“BDO”) audited our consolidated financial statements for the fiscal year ended December 31, 2006. The Board of Directors, at the recommendation of the Audit Committee, has recommended the appointment of BDO to audit our consolidated financial statements for the fiscal year ending December 31, 2007. It is expected that representatives of BDO will be present at the Stockholders meeting and will be available to respond to questions. Representatives of BDO will also be given an opportunity to make a statement if they desire to do so.
Principal Accountant Fees and Services
     The following table summarizes the total fees paid to our principal accounting firm, BDO for professional services provided during the twelve-month periods ended December 31, 2006 and December 31, 2005:

Type of Fee	2006	2005

Audit fees (1)	$230,627	$135,226
Audit-related fees (2)	—	—
Tax fees (3)	$20,949	$6,500
All other fees (4)	—	—

Total	$251,576	$141,726
(1)	Audit fees consist of fees for professional services rendered for the audit of our consolidated financial statements and review of our consolidated financial statements included in our quarterly reports and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, but not included in footnote (1) above.
(3)	Tax services fees consist of professional fees billed for products and services rendered by BDO for tax compliance, tax advice and tax planning.
(4)	All other fees consist of fees billed by BDO for services other than those listed in categories 1 thru 3 above.
     Our Audit Committee charter requires the Audit Committee to pre-approve all audit and non-audit services provided by BDO. Each proposed engagement not specifically identified by the Securities and Exchange Commission as impairing independence is evaluated for independence implications prior to entering into a contract with the independent auditor for such services. Our Audit Committee considered whether the use of BDO’s services other than for the annual audit and quarterly reviews in any way impairs their independence and has concluded that it does not. In both 2006 and 2005, these services were limited to tax fees related to tax compliance, advice and planning. No services were performed by BDO prior to receiving approval from the Audit Committee.

AUDIT COMMITTEE REPORT
     The Audit Committee operates under a written charter adopted by the Board of Directors, which is reassessed periodically for adequacy by the Audit Committee. The directors who serve on the Audit Committee have no financial or personal ties to the Company (other than director compensation and equity ownership as described in this proxy statement) and are all “independent” for purposes of the Securities and Exchange Commission’s regulations and the American Stock Exchange listing standards. The Board of Directors has determined that none of the Audit Committee members has a relationship with the Company that may interfere with the director’s independence from the Company and our management. Copies of the Audit Committee’s charter can be viewed on our website at www.lime-energy.com under the heading “Investor Relations” and subheading “Corporate Governance.”
     The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and their reporting process, including the systems of internal controls. In fulfilling their oversight responsibilities, the Committee has reviewed and discussed with the independent auditors matters such as the quality (in addition to acceptability), clarity, consistency, and completeness of our financial reporting, as required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications.
     Management is responsible for our internal controls and the financial reporting process. BDO, the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and oversee these processes.
     The Audit Committee received from BDO the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with BDO the issue of its independence from the Company.
     Based on the Audit Committee’s review of the audited financial statements and its discussions with management and BDO noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006. The Committee recommended to the Board of Directors the selection of BDO as the Company’s independent auditor for the fiscal year ending December 31, 2007, and that the Board submit this appointment to the Company’s stockholders for approval at the Annual Meeting.
MEMBERS OF THE AUDIT COMMITTEE
Gregory T. Barnum, Chair
William R. Carey, Jr.
David W. Valentine

MISCELLANEOUS AND OTHER MATTERS
Stockholder List
     For at least ten days prior to the meeting, a list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of and number of shares registered in the name of each stockholder, will be open for examination by any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours at our principal executive offices by contacting the Corporate Secretary. The list will also be available for examination at the Annual Meeting.
Other Business
     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those mentioned in this proxy statement and our enclosed Notice of Annual Meeting of Stockholders. If, however, any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment.
Incorporation by Reference
     The Report of the Audit Committee and the Report of the Compensation Committee do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate such information by reference.
Financial Statements and Additional Information
     We have enclosed a copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2006, which includes our Annual Report on Form 10-K for such period that we filed with the SEC. Upon the written request of any person who is a stockholder as of the record date, we will provide copies of the exhibits to the Form 10-K upon payment of a reasonable fee which shall not exceed our reasonable expenses in providing the exhibits. You should direct requests for these materials to Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410, Attention: Chief Financial Officer.
BY ORDER OF THE BOARD OF DIRECTORS,
Richard P. Kiphart
Chairman of the Board of Directors
Elk Grove Village, Illinois
April 27, 2007
YOU ARE REQUESTED TO COMPLETE,
DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

LIME ENERGY CO.
PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.
The Board of Directors unanimously recommends that you vote FOR all nominees listed in Proposal 1 and FOR Proposal 2.
1.	Election of Directors: (Instruction: TO WITHHOLD AUTHORITY to vote for any individual nominee, strike a line through the nominee’s name below)

David R. Asplund	Richard P. Kiphart	☐ Vote FOR all	☐ Vote WITHHELD
Gregory T. Barnum	Daniel W. Parke	nominees (except as	from all nominees
William R. Carey, Jr.	Gerald A. Pientka	marked)
Joseph F. Desmond	David W. Valentine
2.	To appoint BDO Seidman, LLP as independent auditors for fiscal 2007

☐ For	☐ Against	☐ Abstain
Date: ___________________, 2007

Signature	Signature (if held jointly)
Please date this Proxy and sign it exactly as your name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, guardian or other fiduciary, please indicate your capacity. If you sign for a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If you sign for a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.
PLEASE COMPLETE, SIGN EXACTLY AS NAME APPEARS ABOVE, DATE AND
RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

LIME ENERGY CO.
1280 Landmeier Road
Elk Grove Village, Illinois 60007-2410
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder(s) hereby revokes all prior proxies and appoints Jeffrey R. Mistarz and Leonard Pisano and each of them, with full power of substitution, as attorneys and proxies for, and in the name and place of, the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Lime Energy Co. to be held at the Holiday Inn Hotel, 1000 Busse Road, Elk Grove Village, Illinois 60007 at 9:00 a.m. local time, on Wednesday, June 6, 2007, and at any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.
     THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
PLEASE COMPLETE, SIGN EXACTLY AS NAME APPEARS ABOVE, DATE AND
RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.